      As filed with the Securities and Exchange Commission on June 6, 1995

                                               Registration Statement No. 33-___

 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                       ___________________________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                       ___________________________________

                          LONGS DRUG STORES CORPORATION
             (Exact name of registrant as specified in its charter)

                Maryland                                      68-0048627
      (State or other jurisdiction                         (I.R.S. Employer
    of incorporation or organization)                     Identification No.)



              141 North Civic Drive, Walnut Creek, California 94596 (Address of Principal Executive Offices) (Zip Code)

                          Longs Drug Stores Corporation
                       Deferred Compensation Plan of 1995
                            (Full title of the plan)

               Orlo D. Jones, Senior Vice President and Secretary
                          Longs Drug Stores Corporation
                              141 North Civic Drive
                         Walnut Creek, California  94596
                                  510-937-1170
                   (Name and address, including zip code, and
          telephone number, including area code, of agent for service)

                         Calculation of Registration Fee


- ------------------------------------------------------------------------------------------------------
                                                                Proposed
                                             Proposed           Maximum
 Title of Securities         Amount to be    Maximum            Aggregate           Amount of
 to be Registered            Registered      Offering Price     Offering Price      Registration Fee
- ------------------------------------------------------------------------------------------------------
Deferred Compensation
Obligations                  $10,000,000       100%              $10,000,000            $3,449
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of computing the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference: (a) the Issuer's Annual Report on Form 10-K for the fiscal year ended January 26, 1995, and (b) the description of the Issuer's Common Stock contained in the Company's Registration Statement on Form 8-A dated August 21, 1986, File No. 1-8978.

          All documents subsequently filed by the Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

          Under the Longs Drug Stores Corporation Deferred Compensation Plan of 1995 (the "Plan"), the Company will provide eligible employees the opportunity to defer a specified percentage of their cash compensation. The obligations of the Company ultimately to pay such deferred amounts in accordance with the Plan (the "Obligations") will be unsecured general obligations of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company is a holding company, and its right to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Consequently, the rights of participants in the Plan are subject to the prior claims of creditors of the Company's subsidiary.

          The amount of compensation to be deferred by each participating employee will be determined in accordance with the Plan based on elections by the employee. Each Obligation will be payable on a date selected by the employee participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more investment media individually chosen by each employee participant from a list specified pursuant to the Plan.

Each employee participant's Obligation will be adjusted to reflect the investment experience of the selected media, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

          An employee participant's right or the right of any other person to the Obligations cannot be transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan.

          The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participating employees, at the option of the Company or through operation of a mandatory or optional sinking fund of analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce retroactively the right of an employee participant to the balance of his or her deferred account as of the date of such amendment or termination.

          The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article Tenth, Section 9 of the Registrant's Amended Articles of Incorporation provides for indemnification of directors and officers of the Registrant as follows:

          The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with law.

          Article Tenth, Section 11 of the Registrant's Amended Articles of Incorporation further provides:

          To the fullest extent permitted by Maryland statutory of decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

          Section 2-418 of the Maryland General Corporation Law provides as follows:

          (a) In this section the following words have the meanings indicated.

               (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

               (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

               (3)  "Expenses" include attorney's fees.

               (4)  "Official capacity" means the following:

                    (i) When used with respect to a director, the office of director in the corporation; and

                    (ii) When used with respect to a person other than a
               director as contemplated in
               subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

                    (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

               (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

               (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

          (b) (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

                    (i) The act or omission of the director was material to the matter giving rise to the proceeding; and

                         1.   Was committed in bad faith; or

                         2.   Was the result of active and deliberate
               dishonesty; or

                    (ii) The director actually received an improper
               personal benefit in money, property, or services; or

                    (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

               (2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

                    (ii) However, if the proceeding was one by or in the
               right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

               (3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

                    (ii) However, if the proceeding was one by or in the
               right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

                    (iii) The termination of any proceeding by conviction, a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

          (c) A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

          (d)  Unless limited by the charter:

               (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.


               (2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

                    (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

                    (ii) If it determines that the director is fairly and
               reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

               (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

          (e) (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

               (2)  Such determination shall be made:

                    (i) By the Board of Directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate:

                    (ii) By special legal counsel selected by the board of
               directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

                    (iii)     By the stockholders.

               (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

               (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

          (f) (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

                    (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

                    (ii) A written undertaking by or on behalf of the
               director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

               (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

               (3) Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

          (g) The indemnification and advancement of expenses, provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

          (h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

          (i)  For purposes of this section:

               (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

               (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

               (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

          (j)  Unless limited by the charter:

               (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

               (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

               (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

          (k) (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

               (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

               (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

          (l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

          As permitted under Subsection (k) of Section 2-418 of the Maryland General Corporations Law, as set forth above, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such whether or not the Registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

          There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number         Description of Document
- -------        -----------------------
4.1            Longs Drug Stores Corporation Deferred Compensation Plan of 1995.

5.1 Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation.

23.1           Independent Auditor's Consent of Deloitte & Touche.

23.2 Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation (included in Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on June 6, 1995.

                         LONGS DRUG STORES CORPORATION



                         By   /s/ R.M. Long
                           -----------------------------------------------------
                              R.M. Long, Chairman of the Board
                              and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



Signature                               Title                         Date
- ---------                               -----                         ----


/s/ R.M. Long               Chairman of the Board, Chief           June 6, 1995
- -------------------------   Executive Officer and Director
R.M. Long

/s/ C.E. Selland            Treasurer-(principal financial         June 6, 1995
- -------------------------   officer)
C.E. Selland

/s/ G.L. White              Vice President - Controller            June 6, 1995
- -------------------------   (principal accounting officer)
G.L. White

/s/ S.D. Roath              President and Director                 June 6, 1995
- -------------------------
S.D. Roath

                            Director                               June 6, 1995
- -------------------------
R.M. Brooks

/s/ W.G. Combs              Director                               June 6, 1995
- -------------------------
W.G. Combs

                            Director                               June 6, 1995
- -------------------------
D.G. DeSchane

Signature                               Title                         Date
- ---------                               -----                         ----

                            Director                               June 6, 1995
- -------------------------
E.E. Johnston

/s/ M.S. Metz               Director                               June 6, 1995
- -------------------------
M.S. Metz

/s/ R.A. Plomgren           Senior Vice President - Development    June 6, 1995
- -------------------------   and Director
R.A. Plomgren

                            Director                               June 6, 1995
- -------------------------
H.R. Somerset

/s/ T.R. Sweeney            Retired Vice President and Director    June 6, 1995
- -------------------------
T.R. Sweeney

                            Director                               June 6, 1995
- -------------------------
F.E. Trotter

                                  EXHIBIT LIST


     Exhibit
     Number     Description of Document
     ------     -----------------------

     4.1        Longs Drug Stores Corporation Deferred Compensation Plan of
                1995.

     5.1 Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation.

     23.1       Independent Auditor's Consent of Deloitte & Touche.

     23.2 Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation (included in Exhibit 5.1).